Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT REPORTS RESULTS FOR THE THIRD QUARTER OF 2006;

INCREASES QUARTERLY PROFIT 43% COMPARED TO PRIOR YEAR

CHARLOTTE, N.C. (November 1, 2006) – FairPoint Communications, Inc. (NYSE:FRP) (“FairPoint” or the “Company”) today announced its financial results for the third quarter ended September 30, 2006.

•

Revenues for the third quarter of 2006 increased $4.7 million or 7.1% over the third quarter of 2005. Excluding the impact of operations acquired in the last twelve months, revenues increased $1.6 million or 2.4% compared to the third quarter of 2005.

•	Adjusted EBITDA (as defined herein) for the third quarter of 2006 was $33.4 million versus $31.0 million for the same period last year.
•	Earnings per share on a fully diluted basis for the third quarter of 2006 were $0.17 compared to earnings per share in the third quarter of 2005 of $0.12.

“The results for the third quarter show the benefit of all the hard work of the FairPoint team. Our operational and financial performance was solid as we had excellent revenue growth related to our HSD and long distance products,” said Gene Johnson, Chairman and CEO of FairPoint.  “Including acquisitions, we added over 5,600 high speed data subscribers in the quarter and increased our high speed data penetration to 22.7% of voice access lines.”

Johnson continued, “In addition to these items, during the quarter, we reached a major milestone in our billing system conversion and we completed two acquisitions and signed an agreement for a third. We continue to look for ways to improve financial results and increase shareholder value. One example of this is our recent announcement regarding our call center consolidation which we believe will enable us to provide great customer service in the most efficient way possible.”

Third quarter summary:

(in thousands, except per share and customer units)	Three Months Ended
	9/30/06	9/30/05	% Change
Revenues	$ 70,700	$ 66,038	7.1%
Income from operations	$ 17,499	$ 14,621	19.7%
Net income	$ 5,977	$ 4,189	42.7%
Diluted earnings per share	$ 0.17	$ 0.12

Adjusted EBITDA (1)	$ 33,448	$ 31,018	7.8%
Cash Available for Dividends (1)	$ 15,489	$ 12,553	23.4%
Cumulative Cash Available for Dividends (1)	$ 40,964

Voice access lines	251,763	248,729	1.2%
High speed data subscribers	57,095	43,103	32.5%
(1)	As defined herein.

Results for the three month period ended September 30, 2006

Operating Revenues

Consolidated revenues for the three months ended September 30, 2006 were $70.7 million, an increase of $4.7 million or 7.1% compared to the three months ended September 30, 2005. Operations acquired in the last twelve months contributed approximately $3.1 million to the increase in total revenues. Excluding the impact of operations acquired in the previous twelve months, revenues increased $1.6 million or 2.4% compared to the third quarter of the prior year. Other items affecting the increase in revenues were increases in interstate access revenue of $0.8 million, long distance revenue of $0.8 million, data and internet services revenue of $0.7 million and other services revenue of $0.5 million. These increases were partially offset by decreases in local service revenue of $0.5 million, intrastate access revenue of $0.4 million and universal service fund revenue of $0.2 million.

Operating Expenses

Operating expenses (excluding depreciation and amortization) increased $1.9 million or 4.9% compared to the third quarter of 2005. Excluding the impact of operations acquired in the last twelve months, operating expenses increased $0.4 million or 1.0% compared to the prior year. The primary drivers of this increase were increases in expenses related to HSD and long distance services of $1.0 million and employee compensation expenses of $0.6 million, partially offset by decreases in bad debt expenses of $1.0 million and consulting expenses of $0.5 million.

Also included in operating expenses are expenses associated with stock based compensation which are non-cash expenses. Total stock based compensation expenses for the three months ended September 30, 2006 and September 30, 2005 were $0.8 million and $0.6 million, respectively. Depreciation and amortization expense decreased $0.1 million compared to the same period in 2005.

Net Income and Earnings per Share

Net income increased $1.8 million compared to the third quarter of 2005. This increase was primarily driven by an increase in revenues and contributions from companies acquired in the last twelve months. Earnings per share on a fully diluted basis were $0.17 for the three months ended September 30, 2006, compared to earnings per share on a fully diluted basis of $0.12 for the same period in 2005.

Adjusted EBITDA and Cash Available for Dividends

Adjusted EBITDA for the three months ended September 30, 2006 was $33.4 million, compared to Adjusted EBITDA of $31.0 million for the same period in the prior year. Cash Available for Dividends of $15.5 million was generated during the three months ended September 30, 2006, up from the $12.6 million generated in the three months ended September 30, 2005. Cash Available for Dividends for the three months ended September 30, 2006 is down from the $25.5 million generated in the three months ended June 30, 2006, principally because the second quarter included the impact of gains realized on non-core asset sales.

Year-to-Date Results (Nine Months Ended September 30, 2006)

Consolidated revenues for the nine months ended September 30, 2006 increased $6.8 million or 3.5% compared to the nine months ended September 30, 2005. Operations acquired in the last twelve months contributed approximately $6.6 million to the increase in total revenues. Excluding the impact of operations acquired in the last twelve months, revenues increased $0.2 million or 0.1% compared to the prior year.

Operating expenses (excluding depreciation and amortization) increased $6.0 million or 5.7% compared to the nine months ended September 30, 2005. Excluding the impact of operations acquired in the last twelve months, operating expenses increased $2.1 million or 2.0% compared to the prior year.

The Company finished the nine month period ended September 30, 2006 with a Cumulative Cash Available for Dividends balance of $41.0 million, up from $39.3 million at June 30, 2006.

Operational highlights

•	Total HSD subscribers increased by 5,668 in the third quarter of 2006 to 57,095 at September 30, 2006. Excluding acquired lines, HSD subscribers increased by 2,524 in the third quarter of 2006.
•	HSD penetration increased to 22.7% of voice access lines compared to 17.3% at September 30, 2005.
•	HSD average revenue per subscriber (“ARPU”) was $40.42 for the third quarter of 2006. The Company’s quarterly HSD ARPU has remained consistent over the past year.
•

Interstate long distance penetration as of September 30, 2006 increased to 45.6% of voice access lines compared to 42.3% at the end of the third quarter of 2005, primarily as a result of the Company’s continuing efforts to sell a voice bundled offering consisting of local voice, long distance and enhanced calling services.

•

Total access line equivalents were 308,858 as of September 30, 2006, representing an increase of 15,255 or 5.2% from June 30, 2006. Total access line equivalents as of September 30, 2006 increased 5.8% compared to September 30, 2005 and increased 1.0% including only lines owned for the full year.

•	Voice access lines, excluding lines acquired in the last twelve months, as of September 30, 2006 decreased 3.5% compared to September 30, 2005.
•

During the third quarter of 2006, the Company completed the conversion of all of its access lines billed on the ICMS platform to the MACC Customer Master platform (approximately 65% of the Company’s total access line equivalents). The conversion of the remaining companies is expected to be completed by early 2007. As previously announced, the total cost of the conversion is estimated to be approximately $4.5 million.

Access Line Equivalents

	9/30/2006	6/30/2006	9/30/2005	% change 9/30/06 to 9/30/05
Access lines owned for full year(1):
Voice access lines	236,915	239,194	245,634	(3.5%)
HSD subscribers	53,358	50,834	41,676	28.0%
Subtotal: Access line equivalents	290,273	290,028	287,310	1.0%

Access lines acquired or disposed of during the last twelve months(1)(2):
Voice access lines	14,848	2,982	3,095	N/A
HSD subscribers	3,737	593	1,427	N/A
Subtotal: Access line equivalents	18,585	3,575	4,522	N/A

Total access line equivalents	308,858	293,603	291,832	5.8%

(1)

In the third quarter of 2006, the Company began including access lines and HSD subscribers from its two competitive local exchange carrier (CLEC) companies. Historically, these access lines have not been included in the Company’s access line and subscriber counts. CLEC lines have been included in the line counts for all periods above for comparison purposes.

(2)

Represents voice access lines and HSD subscribers for companies owned less than twelve months. The Company completed the acquisition of Bentleyville Communications Corporation in the third quarter of 2005, the acquisition of the assets of Cass County Telephone Limited Partnership in the third quarter of 2006 and the acquisition of Unite Communication Systems, Inc. in the third quarter of 2006. The Company sold the operations of a subsidiary, Fremont Broadband, LLC, during the second quarter of 2006.

Cash Available for Dividends

The Company’s credit facility contains a covenant that limits its ability to pay cash dividends on its common stock to the amount of Cumulative Cash Available for Dividends that accumulates from April 1, 2005 through the end of the Company’s most recent fiscal quarter for which financial statements are available and a compliance certificate has been delivered (which, as of September 30, 2006, was the quarter ended June 30, 2006). Under this covenant, as of September 30, 2006, the Company had Cumulative Cash Available for Dividends of $39.3 million, from which it paid a dividend on October 18, 2006 of $13.9 million, resulting in a carryover of $25.5 million of Cumulative Cash Available for Dividends. In addition to this $25.5 million carryover, based on the Company’s financial performance through September 30, 2006 as described in this earnings release, the Company generated an additional $15.5 million of Cash Available for Dividends and as a result expects to have approximately $41.0 million of Cumulative Cash Available for Dividends from which to declare and pay its next dividend. Cash Available for Dividends corresponds to the term “Available Cash” in the Company’s credit facility and Cumulative Cash Available for Dividends corresponds to the term “Cumulative Distributable Cash” in the Company’s credit facility.

Outlook

The Company now estimates that full year capital expenditures in 2006 will be approximately $32.5 to $33.0 million. The increase from previous estimates is principally related to the acquisition of Unite

Communications, the call center expansion in South China, ME and Ellensburg, WA and additional growth opportunities in our Missouri and Idaho markets.

The Company now estimates that cash interest expenses for 2006 will be approximately $38.0 to $38.5 million. This estimate takes into account the pending acquisition of The Germantown Independent Telephone Company, which is expected to close in the fourth quarter.

The Company also expects that the dividends paid to its shareholders in 2006 will be treated as qualified dividends for tax purposes, partially due to gains recognized on non-core asset sales in 2006. The Company will continue to evaluate the tax treatment of its dividends as the year progresses.

Conference Call and Webcast

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its third quarter results at 8:30 a.m. EST on November 1, 2006. Participants should call (888) 253-4456 (US/Canada) or (706) 643-3201 (International) and request the FairPoint Communications call. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (800) 642-1687 and enter the confirmation code 8540910. The recording will be available from Wednesday, November 1, 2006 at 1:00 p.m. through Wednesday, November 8, 2006 at 11:59 p.m. (EST).

A live broadcast of the earnings conference call will be available via the Internet at www.fairpoint.com under the Investor Relations section. An online replay will be available beginning at 1:00 p.m. (EST) on November 1, 2006 and will remain available for one year. During the conference call, representatives of FairPoint may discuss and answer one or more questions concerning FairPoint’s business and financial matters. The responses to these questions, as well as other matters discussed during the conference call, may contain information that has not been previously disclosed.

Non-GAAP Financial Measures

EBITDA (as defined herein), Adjusted EBITDA and Cash Available for Dividends are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flows data prepared in accordance with GAAP. In addition, the non-GAAP financial measures used by FairPoint may not be comparable to similarly titled measures of other companies. For definitions of and additional information regarding EBITDA, Adjusted EBITDA and Cash Available for Dividends, and a reconciliation of such measures to the most comparable financial measures calculated in accordance with GAAP, please see the attachments to this press release.

FairPoint believes EBITDA is useful to investors because EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, liquidity and leverage. FairPoint believes EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.

Certain covenants in FairPoint’s credit facility contain ratios based on Adjusted EBITDA and the restricted payment covenant in FairPoint’s credit facility regulating the payment of dividends on its common stock is based on Adjusted EBITDA. If FairPoint’s Adjusted EBITDA were to decline below certain levels, covenants in FairPoint’s credit facility that are based on Adjusted EBITDA may be violated and could cause, among other things, a default under such credit facility, or result in FairPoint’s inability to pay dividends on its common stock.

FairPoint believes Cash Available for Dividends is useful to investors as a means to evaluate FairPoint’s ability to pay dividends on its common stock. However, FairPoint is not required to use such cash to pay dividends and any dividends are subject to declaration by FairPoint’s board of directors and compliance with Delaware law and the terms of its credit facility.

While FairPoint uses these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to its management and investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. FairPoint’s management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in FairPoint’s quarterly report to be filed with the Securities and Exchange Commission.

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint’s mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 29 rural local exchange companies (RLECs) located in 18 states, offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information. FairPoint’s results for the quarter ended September 30, 2006 are subject to the completion and filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for such period.

Source: FairPoint Communications, Inc. www.fairpoint.com

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact: Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com

# # #

Attachments

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2006	2005
	(unaudited)
	(Dollars in thousands)
Assets
Current assets:
Cash	$4,483	$5,083
Accounts receivable, net	30,894	34,985
Other	14,179	9,200
Deferred income tax, net	21,655	29,190
Assets of discontinued operations	—	90
Total current assets	71,211	78,548
Property, plant, and equipment, net	248,513	242,617
Investments	11,594	39,808
Goodwill	493,945	481,343
Deferred income tax, net	40,175	47,160
Deferred charges and other assets	24,300	18,663
Total assets	$889,738	$908,139

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$11,824	$12,030
Dividends payable	13,869	13,789
Current portion of long-term debt	705	677
Demand notes payable	312	338
Accrued interest payable	542	288
Other accrued liabilities	16,483	20,808
Liabilities of discontinued operations	1,449	2,495
Total current liabilities	45,184	50,425
Long-term liabilities:
Long-term debt, net of current portion	604,037	606,748
Deferred credits and other long-term liabilities	6,770	4,108
Total long-term liabilities	610,807	610,856
Minority interest	9	10
Stockholders' equity:
Common stock	351	350
Additional paid-in capital	543,717	590,131
Unearned compensation	—	(6,475)
Accumulated deficit	(315,864)	(342,635)
Accumulated other comprehensive income, net	5,534	5,477
Total stockholders' equity	233,738	246,848
Total liabilities and stockholders' equity	$889,738	$908,139

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Dollars in thousands)

Revenues	$70,700	$66,038	$199,687	$192,909
Operating expenses:
Operating expenses, excluding depreciation
and amortization	40,362	38,470	112,242	106,234
Depreciation and amortization	12,839	12,947	39,826	39,063
Total operating expenses	53,201	51,417	152,068	145,297
Income from operations	17,499	14,621	47,619	47,612
Other income (expense):
Net gain (loss) on sale of investments and
other assets	64	(15)	14,289	(199)
Interest and dividend income	211	398	3,138	1,670
Interest expense	(9,969)	(10,026)	(29,514)	(36,584)
Equity in net earnings of investees	1,841	2,716	8,206	8,168
Other non-operating, net	—	—	—	(87,746)
Total other income (expense)	(7,853)	(6,927)	(3,881)	(114,691)
Income (loss) before income taxes	9,646	7,694	43,738	(67,079)
Income tax (expense) benefit	(3,668)	(3,504)	(16,965)	87,915
Minority interest	(1)	(1)	(2)	(2)
Net income	$5,977	$4,189	$26,771	$20,834

Weighted average shares outstanding:
Basic	34,651	34,550	34,618	31,043
Diluted	34,796	34,590	34,711	31,085

Earnings per share:
Basic	$0.17	$0.12	$0.77	$0.67
Diluted	$0.17	$0.12	$0.77	$0.67

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended
	September 30,
	2006	2005
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$26,771	$20,834
Adjustments to reconcile net income to net cash provided by
operating activities of continuing operations:
Dividends and accretion on shares subject to mandatory redemption	—	2,362
Loss on preferred stock subject to mandatory redemption	—	9,899
Deferred income taxes	15,159	(97,921)
Amortization of debt issue costs	1,200	1,458
Depreciation and amortization	39,826	39,063
Loss on early retirement of debt	—	77,847
Minority interest in income of subsidiaries	2	2
Income from equity method investments	(8,206)	(8,168)
Net (gain) loss on sale of investments and other assets	(14,289)	199
Other non cash items	1,403	1,575
Changes in assets and liabilities arising from operations:
Accounts receivable and other current assets	2,838	(1,551)
Accounts payable and accrued expenses	(4,193)	(15,090)
Income taxes	(520)	8,090
Other assets/liabilities	(996)	226
Total adjustments	32,224	17,991
Net cash provided by operating activities of continuing operations	58,995	38,825
Cash flows from investing activities of continuing operations:
Acquisitions of telephone properties, net of cash acquired	(37,643)	(25,730)
Acquisition of investments	—	(12)
Net capital additions	(25,636)	(17,905)
Distributions from investments	7,901	7,309
Net proceeds from sales of investments and other assets	43,416	175
Other, net	(183)	(629)
Net cash used in investing activities of continuing operations	(12,145)	(36,792)
Cash flows from financing activities of continuing operations:
Net proceeds from issuance of common stock	—	431,921
Debt issue and offering costs	—	(9,061)
Proceeds from issuance of long-term debt	94,450	680,709
Repayments of long-term debt	(99,583)	(883,370)
Repurchase of preferred and common stock	—	(129,278)
Payment of fees and penalties associated with early retirement of
long term debt	—	(61,037)
Payment of deferred transaction fee	—	(8,445)
Proceeds from exercise of stock options	24	184
Dividends paid to common stockholders	(41,384)	(21,533)
Net cash provided by (used in) financing activities of continuing operations	(46,493)	90
Cash flows of discontinued operations:
Operating cash flows, net used in	(957)	(610)
Net (decrease) increase in cash	(600)	1,513
Cash, beginning of period	5,083	3,595
Cash, end of period	$4,483	$5,108

FairPoint Communications, Inc.

Non-GAAP Financial Measures Reconciliation

For the Three and Nine Months Ended September 30, 2006 and 2005

	Three Months Ended	Three Months Ended
	09/30/06	09/30/05
	(Dollars in Thousands)

Net cash provided by operating activities
from continuing operations	$11,743	$21,532
Adjustments:
Depreciation and amortization	(12,839)	(12,947)
Other non-cash items	(2,493)	7,021
Changes in assets and liabilities arising from continuing
operations,netofacquisitions	9,566	(11,417)
Income from continuing operations	5,977	4,189
Adjustments:
Interest expense	9,969	10,026
Provision for income taxes	3,668	3,504
Depreciation and amortization	12,839	12,947
EBITDA	32,453	30,666
Adjustments:
Net (gain) loss on sale of investments and other assets	(64)	15
Equity in earnings of investee	(1,841)	(2,716)
Distributions from investments	2,161	2,518
Non-cash stock based compensation	752	567
Loss on early retirement of debt	-	1
Loss on redemption of preferred stock	-	-
Other non-cash item	-	-
Deferred patronage dividends	(13)	(33)
Adjusted EBITDA	$33,448	$31,018

	Nine Months Ended	Nine Months Ended
	09/30/06	09/30/05

Net cash provided by operating activities
from continuing operations	$58,995	$38,825
Adjustments:
Depreciation and amortization	(39,826)	(39,063)
Dividends and accretion on shares subject to mandatory	-	(2,362)
redemption
Other non-cash items	4,731	15,109
Changes in assets and liabilities arising from continuing
operations, net of acquisitions	2,871	8,325
Income from continuing operations	26,771	20,834
Adjustments:
Interest expense	29,514	36,584
Provision for income taxes	16,965	(87,915)
Depreciation and amortization	39,826	39,063
EBITDA	113,076	8,566
Adjustments:
Net (gain) loss on sale of investments and other assets	(14,289)	199
Equity in earnings of investee	(8,206)	(8,168)
Distributions from investments	7,901	7,309
Non-cash stock based compensation	2,036	1,659
Loss on early retirement of debt	-	77,847
Loss on redemption of preferred stock	-	9,899
Other non-cash item	(637)	-
Deferred patronage dividends	13	(68)
Adjusted EBITDA	$99,894	$97,243
Plus (minus):
Scheduled principal payments	(485)	(701)
Cash interest expense (adjusted for amortization, swap interest and
dividend and accretion on series A preferred stock)	(28,314)	(32,767)
Capital expenditures and other	(26,732)	(18,619)
Investments	(112)	-
Cash received on account of non-cash income
excluded from Adjusted EBITDA	3,000	-
Gain on sale of investment/assets	14,498	-
Cash income taxes	(2,284)	(767)
Cash Available for Dividends	$59,465	$44,38

"EBITDA" means net income (loss) before income (loss) from discontinued operations, interest expense, income taxes, and depreciation and amortization.

"Adjusted EBITDA" is defined in FairPoint's credit facility as (i) the sum of Consolidated Net Income (which is defined in FairPoint's credit facility and includes distributions from investments), plus the following to the extent deducted from Consolidated Net Income: provision for taxes, consolidated interest expense, depreciation, amortization, losses on sales of assets and other extraordinary losses, and certain other non-cash items, each as defined, minus (ii) gains on sales of assets and other extraordinary gains and all non-cash items increasing Consolidated Net Income.

"Cash Available for Dividends" means Adjusted EBITDA, minus (i) cash interest expense (adjusted for amortization, swap interest and dividends and accretion on series A preferred stock), (ii) scheduled principal payments on indebtedness, (iii) capital expenditures, (iv) investments, (v) cash income taxes, and (vi) non-cash items excluded from Adjusted EBITDA and paid in cash, plus (i) the cash amount of any extraordinary gains and gains realized on asset sales other than in the ordinary course of business, and (ii) cash received on account of non-cash gains or non-cash income excluded from Adjusted EBITDA.

(Dollars in thousands)	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005
Consolidated Results:
Revenues:
Local calling services	$16,984	$16,609	$16,282	$16,919	$16,586
USF - high cost loop support	5,116	4,731	4,819	5,189	5,045
Interstate access revenue	19,399	16,589	17,636	20,627	17,697
Intrastate access revenue	10,150	8,888	8,977	10,165	10,227
Long distance services	6,525	5,630	5,399	5,694	5,694
Data and internet services	7,119	6,890	6,683	6,409	6,230
Other services	5,407	4,859	4,995	4,931	4,559
Total revenues	70,700	64,196	64,791	69,934	66,038
Operating expenses	53,201	49,627	49,240	50,518	51,417
Income from operations	17,499	14,569	15,551	19,416	14,621
Other income (expense)	(7,853)	10,151	(6,179)	(6,881)	(6,927)
Earnings (loss) from continuing
operations before income taxes	9,646	24,720	9,372	12,535	7,694
Income taxes	(3,668)	(9,645)	(3,652)	(4,819)	(3,504)
Minority interest in income of subsidiaries	(1)	(1)	-	-	(1)
Income from discontinued operations	-	-	-	380	-
Net income	$5,977	$15,074	$5,720	$8,096	$4,189

Cash Available for Dividends:
Adjusted EBITDA	$33,448	$33,153	$33,293	$37,592	$31,018
Plus (minus):
Scheduled principal payments	(164)	(162)	(159)	(157)	(155)
Cash interest expense (adjusted for amortization, swap interest and
dividend and accretion on series A preferred stock)	(9,594)	(9,411)	(9,309)	(9,433)	(9,663)
Capital expenditures and other	(8,100)	(12,688)	(5,944)	(9,523)	(8,355)
Investments	-	(112)	-	-	-
Cash received on account of non-cash income
excluded from Adjusted EBITDA	1,000	1,000	1,000	-	-
Gain on sale of investment/assets	59	14,264	175	-	-
Cash income taxes	(1,160)	(504)	(620)	458	(292)
Cash Available for Dividends	$15,489	$25,540	$18,436	$18,937	$12,553

Cumulative Cash Available for Dividends: (1)
Beginning Balance	$39,331	$27,616	$22,972	$17,800	$19,012
Add:
Cash Available for Dividends generated during the quarter	15,489	25,540	18,436	18,937	12,553
Less:
Dividends declared and/or paid after July 30, 2005	(13,856)	(13,825)	(13,792)	(13,765)	(13,765)
Cumulative Cash Available for Dividends	$40,964	$39,331	$27,616	$22,972	$17,800

Other information:
Gross property, plant and equipment	$815,543	$775,322	$764,431	$760,221	$752,872
Capital expenditures	8,100	11,592	5,944	9,325	8,256
Interest expense (adjusted for amortization
and swap interest)	(9,594)	(9,411)	(9,309)	(9,433)	(9,663)
Access line equivalents (2)	308,858	293,603	291,461	289,658	291,832
Residential access lines	194,002	186,316	186,669	188,490	192,428
Business access lines	57,761	55,860	55,522	55,803	56,301
High Speed Data subscribers	57,095	51,427	49,270	45,365	43,103

DSL subscribers	52,655	47,313	44,360	41,021	39,118
Other HSD subscribers (Wireless and Cable modems)	4,440	4,114	4,910	4,344	3,985

Footnotes:

(1)

Cumulative Cash Available for Dividends means the amount of Cash Available for Dividends generated beginning on April 1, 2005, minus the aggregate amount of dividends paid after July 30, 2005, minus the aggregate amount of investments made after April 1, 2005 using such cash, plus the aggregate amount of distributions received from such investments (not to exceed the amount originally invested).

(2)

In the third quarter of 2006, the Company began including access lines and HSD subscribers from its two competitive local exchange carrier (CLEC) companies. Historically, these access lines have not been included in the Company’s access line and subscriber counts.